This news release contains forward-looking statements, including those regarding our unaudited first quarter fiscal year 2007 net revenues and certain other financial measures, our currently expected second fiscal quarter 2007 and full fiscal year 2007 net revenues, the anticipated completion of new sites and acquisition of Taiwan Green Point, the anticipated outlook for certain aspects of our business and our long-term outlook for our company, our industry, our business sectors and our realignment of our manufacturing capacity and the related costs and timing. These statements are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to: the finalization of our fiscal year 2006 financial statements and the audit thereof and our first quarter fiscal year 2007 financial statements and the review thereof, including those portions relating to our historical stock option grants: the results of the review of our past stock option grants being conducted by a Special Committee of our Board and Governmental Authorities and the review of our historical recognition of our revenue and any other issues by our Audit Committee with the assistance of independent legal counsel; the accuracy of the stated dates of our historical option grants and whether all proper corporate and other procedures were followed; the impact of any restatement of our financial statements or other actions that may be taken or required as a result of any of such reviews; risks and costs inherent in litigation, including that related to our stock option grants or any restatement of our financial statements as a result of the evaluation of our historical stock option practices and financial statements; whether or when we will realign our capacity and whether any such activity will adversely affect our cost structure, ability to service customers and labor relations; our ability to consummate the tender offer for Taiwan Green Point and satisfy the conditions to closing the tender offer and subsequent merger; and our ability to successfully address the challenges associated with integrating this acquisition; our ability to take advantage of perceived benefits of offering customers vertically integrated services; our ability to effectively address certain operational issues that have adversely affected certain of our US operations; changes in technology; competition; anticipated growth for us and our industry that may not occur; managing rapid growth; managing any rapid declines in customer demand that may occur; our ability to successfully consummate acquisitions; managing the integration of businesses we acquire; risks associated with international sales and operations; retaining key personnel; our dependence on a limited number of large customers; business and competitive factors generally affecting the electronic manufacturing services industry, our customers and our business; other factors that we may not have currently identified or quantified; and other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended August 31, 2005, subsequent Reports on Form 10-Q and Form 8-K and our other securities filings. Jabil disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

JABIL REPORTS FIRST QUARTER FISCAL YEAR 2007 REVENUES

St. Petersburg, FL – December 20, 2006. Jabil Circuit, Inc. (NYSE: JBL), a global electronic product solutions company, today reported unaudited net revenue for the first quarter of fiscal 2007 ended November 30, 2006 increased 34 percent to $3.2 billion compared to $2.4 billion for the same period of fiscal 2006.

Fiscal First Quarter 2007 details:

•	Sales cycle for the quarter was 23 days.
•	Annualized inventory turns for the quarter were eight turns.
•	First quarter capital expenditures were approximately $72 million.
•	Cash and cash equivalent balances were $658 million at the end of the first quarter.
•	A $0.07 quarterly dividend was paid on December 1, 2006.

Restructuring update:

Jabil previously announced realignment of manufacturing capacity and estimated the associated costs to be in a range of $200 to $250 million. The cash cost of these charges are estimated to be in a range of $150 to $200 million over the next two fiscal years. Discussions with impacted employees and their representatives are underway and the Company is complying with all required statutory and consultation periods.

Capacity update:

Jabil previously announced that the Company will be constructing new sites in Poland, the Ukraine and India during fiscal 2007. Capital expenditures are expected to be in the range of $200 to $250 million for fiscal year 2007.

Acquisition update:

Shareholders controlling over 50 percent of Taiwan Green Point have tendered their shares and Jabil expects the acquisition to be completed during the Company’s second or third fiscal quarter, depending upon the timing of government approvals.

Guidance update:

The Company said it expects revenue growth of approximately 20 percent for fiscal 2007 and provided revenue guidance of $2.75 to $2.85 billion for its second fiscal quarter.

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Q1 2007 Earnings Release—Add One

December 20, 2006

Other Matters:

As previously disclosed, Jabil is involved in several lawsuits and has received inquiries from the government in connection with certain historical stock option grants. Jabil previously announced that it had concluded that it would need to restate at least its 2005 financial statements and related disclosures, and that it had not conclusively determined if financial statements for other time periods might need to be restated nor the exact amount of required restatements.

As previously disclosed, a Special Review Committee of Jabil’s Board of Directors was appointed to review the allegations in certain of the derivative lawsuits filed. The Special Review Committee has largely completed that review and authorized Jabil to announce that the Special Review Committee had concluded that there was no merit to the allegations in the State Court derivative complaints that Jabil’s officers issued themselves backdated stock options or attempted to cause others to issue them.

Jabil also disclosed on December 8, 2006 that its review of its historical stock option practices and the related accounting was ongoing and that Jabil’s Audit Committee was reviewing unrelated matters. As a result of information revealed in these reviews, Jabil’s Audit Committee has determined that it will review, with the assistance of independent legal counsel, the recognition of certain revenue by Jabil in the fourth quarter of fiscal year 1999 and the third quarter of fiscal year 2001. At this stage of the Audit Committee’s review of these additional matters, it is not yet in a position to reach any conclusions. The Audit Committee will continue to evaluate the company’s historical recognition of revenue in a manner and for such periods as it determines may be appropriate. Jabil will not be in a position to determine the timing of the filing of its 2006 Form 10-K until the evaluation of its historical financial statements has been completed and its independent registered public accounting firm is able to complete its audit of the financial statements to be included in such Form 10-K. Jabil does not anticipate having any additional comment on these topics until it makes its next filing with the SEC.

Company Conference Call Information

Jabil will conduct a conference call to announce its first fiscal quarter year 2007 revenues and highlights today at 4:30 p.m. EST live on the Internet at http://jabil.com. This conference call will be recorded and archived for playback on the web at http://jabil.com. The news release and information will also be available in the investors section of the web site (jabil.com) by approximately 4:00 p.m., EST. A taped replay of the conference call will also be available December 20, 2006 at approximately 7:30 p.m. EST through midnight on December 22, 2006. To access the replay, call (800) 642-1687 from within the United States, or (706) 645-9291 outside the United States. The passcode is 4303349. An archived webcast of the conference call will be available at http://jabil.com/investors/.

Investor & Media Contact:

Beth Walters

Jabil Circuit, Inc.

(727) 803-3349

investor_relations@jabil.com